UNITED STATES SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
         Date of Report (Date of Earliest Event Reported): June 23, 2004


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                                 OMI CORPORATION
             (Exact name of Registrant as specified in its charter)

                        Commission File Number 001-14135


       Marshall Islands                                 52-2098714
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(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                              Registrant's Address:
                                One Station Place
                           Stamford, Connecticut 06902
        Registrant's telephone number including area code: (203) 602-6700




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ITEM 5.       OTHER EVENTS

         On June 23, 2004, OMI Corporation (the "Company") announced that it had reached an agreement in principle to acquire four Suezmax vessels (built in 2003 and 2004) and eight product carriers under construction at Hyundai Mipo Shipyard from Athenian Sea Carriers, Ltd., Athens Greece. The total consideration to be paid for the assets is approximately $585 million in cash, including approximately $393 million payable by August 2004 and the remaining approximately $192 million payable to the shipyard upon delivery of the product carriers between November of 2004 and June of 2006. The Company expects to take delivery of the Suezmax vessels and one of the product carrier newbuildings between the end of June and August of this year.

         The following is a list of the ships:

VESSEL                                               YEAR BUILT / DATE DELIVERED
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Suezmax (1)                                          2003
Suezmax                                              2003
Suezmax                                              2004
Suezmax                                              2004
47,000 dwt Handymax (2)                              June 2004
47,000 dwt Handymax                                  November 2004
47,000 dwt Handymax                                  January 2005
47,000 dwt Handymax                                  April 2005
47,000 dwt Handymax                                  March 2006
47,000 dwt Handymax                                  April 2006
47,000 dwt Handymax                                  May 2006
47,000 dwt Handymax                                  June 2006
--------------------------------------------------------------------------------
(1) ONE OF THE SUEXMAXES BUILT IN 2003 IS ON TIME CHARTER UNTIL NOVEMBER 25,
    2006.
(2) THE FIRST HANDYMAX IS COMMITTED TO A TIME CHARTER FOR SIX MONTHS UPON DELIVERY.

         In accordance with customary industry practice, the parties are finalizing a binding Sale Agreement and the definitive documentation of the purchase is expected to be completed by the end of June. The definitive documentation will contain customary closing conditions.

         The Company has also finalized negotiations for the acquisition of two additional Suezmax vessels built in 2003, which are sister ships to others in the Company's existing fleet, from another seller, Arcadia Ship Management. The total consideration to be paid for these vessels is approximately $140 million. The formal documentation for these two vessels is expected to be completed shortly and to contain customary closing conditions. The Company is expecting to take delivery of the two vessels between mid-July and August of this year. Funding for the purchase of these two vessels will be from operating cash flow, existing revolver capacity and bank financing.


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         There is no assurance that any of the purchases described above will be consummated on the terms described above.

         The Company also announced the sale of two single hull vessels, the Elbe, which was built in 1984, and the Volga, which was built in 1981. We will recognize gain of approximately $300,000 on the sale in the second quarter of 2004.

         On June 24, 2004 the Company also announced that it had agreed to sell 9,000,000 shares of its common stock at a price of $11.75 per share, less an underwriting discount, in an underwritten public offering. On the same day, the Company separately announced that it had agreed to sell 2,000,000 shares of its common stock at a price of $11.75 per share to an institutional investor in an underwritten offering, which price is not subject to any underwriting discount. We intend to use the net proceeds from the offerings as partial payment for the vessels to be acquired from Athenian Sea Carriers, Ltd., as described above. We intend to fund the remaining portion of such purchase with borrowings under our existing revolving credit agreement, existing cash and cash flow from operations prior to the relevant delivery dates of the vessels.

         Goldman, Sachs & Co. acted as sole bookrunning lead manager and Dahlman Rose Weiss, LLC acted as a co-manager in both offerings described above. In connection with the offering of 9,000,000 shares, the Company has granted the underwriters an option to purchase up to 1,350,000 shares of its common stock based on the same terms and such option is exercisable within 30 days from June 24, 2004, the date of execution of the underwriting agreement.

         The disclosure set forth herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

ITEM 9.  REGULATION FD DISCLOSURE

         The Company held a conference call on Wednesday, June 23, 2004 at 11:30 a.m. Eastern Time to discuss the purchase of the vessels identified above. A replay of the conference call is available on the Company's website at www.omicorp.com.

         The information furnished in this Item 9 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 25, 2004                  /s/ Craig H. Stevenson, Jr.
                                      -----------------------------------------
                                      Craig H. Stevenson, Jr., Chairman of the
                                      Board and Chief Executive Officer


Date:  June 25, 2004                  /s/ Kathleen C. Haines
                                      -----------------------------------------
                                      Kathleen C. Haines, Senior Vice President,
                                      Chief Financial Officer and Treasurer





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